Exhibit 24
CONFIRMING STATEMENT

This Statement confirms that the undersigned, Michael K. Britt has authorized and designated Charles F. Cronin to execute and file on the undersigned's behalf, individually and in the undersigned's capacity as a trustee for various family trusts, all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Allmerica Financial Corporation. The authority of Charles F. Cronin under this Statement shall continue until the undersigned is no longer required to file
Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in the securities of Allmerica Financial Corporation, unless earlier revoked in writing. The undersigned acknowledges that Charles F. Cronin is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated:	November 7, 2003			/s/Michael K. Britt